Exhibit 99.1

NIC Earns 24 Cents Per Share on Total Revenues of $87.0 Million

Core digital government services drive strong same-state financial results

OLATHE, Kan.--(BUSINESS WIRE)--November 1, 2018--NIC Inc. (Nasdaq: EGOV), the dominant provider of digital government services, today announced net income of $15.9 million and earnings per share of 24 cents on total revenues of $87.0 million for the three months ended September 30, 2018. In the third quarter of 2017, the Company reported net income of $14.0 million and earnings per share of 21 cents on total revenues of $84.5 million.

Quarterly portal revenues were $80.9 million, a 6 percent increase over the third quarter of 2017. On a same-state basis, portal revenues increased 9 percent over the prior year quarter. Same-state, transaction-based revenues from Interactive Government Services (IGS) rose 11 percent over the third quarter of 2017, due primarily to higher volumes from a variety of services, including driver’s license renewals and income tax filings, among others. Same-state, transaction-based revenues from Driver History Records (DHR) were up 4 percent due to a price increase in one state and higher volumes across several states. Same-state portal software development revenues increased 74 percent, driven primarily by time & materials projects deployed in various states.

Third quarter 2018 portal revenues included $13.3 million from the legacy Texas portal contract, which expired August 31, 2018, and $2.0 million from the new Texas payment processing contract, which began September 1, 2018. Revenues from the legacy Texas portal contract totaled $16.5 million in the prior year quarter. All revenues from operations in the state of Texas have been removed from the same-state category for comparability purposes.

Software & services revenues were $6.1 million in the current quarter, down 24 percent from the third quarter of 2017. Results in the prior year quarter reflect a one-time spike in revenues of approximately $2.8 million from the sale of Lifetime Senior Passes through the YourPassNow digital park pass service, managed by NIC on behalf of the National Park Service. Demand for the lifetime Senior Pass increased significantly in July and August of 2017 due to a pending legislative price increase that became effective August 28, 2017.

Operating income for the third quarter of 2018 decreased 3 percent to $19.4 million, driven by the decline in software & services gross profit resulting from the non-recurring spike in Lifetime Senior Pass revenues in the prior year quarter, an increase in selling & administrative expenses driven by personnel costs for business development and company-wide information technology operations, in addition to higher incentive-based compensation, and an increase in intangible asset amortization, driven in part by the previously announced purchase of a suite of prescription drug monitoring software assets from Leap Orbit in July 2018, branded by NIC as RxGov. The Company’s operating income margin also decreased to 22 percent for the current quarter, from 24 percent in the prior year quarter.

The Company’s effective tax rate in the current quarter was 19 percent, down from 30 percent in the prior year quarter. The lower rate was primarily attributable to favorable benefits related to the Tax Cuts and Jobs Act of 2017. In addition, the Company’s effective tax rate in the third quarter of 2018 reflects a release of reserves for unrecognized income tax benefits due to the expiration of the statutes of limitations for certain tax years, and to a lesser extent, an increase in the previously estimated research and development tax credit for the 2017 and 2018 tax years upon the filing of the Company’s 2017 federal tax return during the current quarter. Combined, these discrete tax items increased earnings per share in the current quarter by approximately two cents. NIC’s 30 percent effective tax rate in the prior year quarter reflects an increase in the previously estimated research and development tax credit for the 2016 and 2017 tax years upon the filing of the Company’s 2016 federal tax return, and a release of reserves for unrecognized income tax benefits due to the expiration of the statutes of limitations for certain tax years. Combined, these discrete tax items increased earnings per share in the prior year quarter by approximately two cents. Prospectively, the Company currently expects its effective tax rate to approximate 24 percent, excluding potential discrete tax items.

“Our core teams continued to perform well this quarter,” said Harry Herington, NIC Chief Executive Officer and Chairman of the Board. “They consistently generate strong same-state revenue growth from Interactive Government Services, demonstrating that citizens and businesses continue to prefer the efficient, innovative digital government services we provide in collaboration with our government partners.”

On October 28, 2018, the Company’s Board of Directors declared a regular quarterly cash dividend of 8 cents per share, payable to stockholders of record as of December 4, 2018. The dividend, which is expected to total approximately $5.4 million based on the current number of shares outstanding, will be paid on December 18, 2018, out of the Company’s available cash.

Operational Highlights

As previously announced, the Company was awarded a new contract by the U.S. General Services Administration (GSA) to implement a GSA-led information technology modernization project for the United States Department of Agriculture (USDA). The Company will deliver a Voice of the Customer (VOC) tool, which will enable the USDA to aggregate customer feedback from multiple channels providing a thorough understanding of how people interact with the department.

The state of Maine recently awarded NIC subsidiary, the Maine Information Network, LLC, an 18-month extension taking the contract through the end of June 2020. In addition, the Colorado Statewide Internet Portal Authority recently announced its Board of Directors approved it to enter into contract negotiations to renew the contract with the Company’s subsidiary, Colorado Interactive, LLC.

Third Quarter Earnings Call and Webcast Details

On the November 1, 2018 call, the Company will discuss its 2018 third quarter financial and operational results, and answer questions from the investment community. The call may also include discussion of Company developments, and forward-looking and other material information about business and financial matters.

Dial-In Information
Thursday, November 1, 2018
4:30 p.m. (EDT)
Call bridge:	888-254-3590 (U.S. callers) or 323-994-2093 (international callers)
Conference ID:	6513602
Call leaders:	Harry Herington, Chief Executive Officer and Chairman of the Board
Steve Kovzan, Chief Financial Officer
Robert Knapp, Chief Operating Officer

Webcast Information

To sign in for audio and slide presentation: The Webcast system is available at https://www.egov.com/investor-relations.

A replay of the Webcast will be available by visiting https://www.egov.com/investor-relations.

About NIC

NIC Inc. (Nasdaq: EGOV) is the nation’s premier provider of innovative digital government solutions and secure payment processing, which help make government interactions more accessible for everyone through technology. The family of NIC companies has developed a library of more than 13,000 digital government services for more than 5,500 federal, state, and local government agencies. Among these solutions is the ground-breaking personal assistant for government, Gov2Go, delivering citizens personalized reminders and a single access point for government interactions. More information is available at www.egov.com.

Cautionary Statement Regarding Forward-Looking Information

Any statements made in this release that do not relate to historical or current facts constitute forward-looking statements. These statements include statements regarding the Company’s potential financial performance for the 2018 fiscal year, estimates, projections, the expected length of contract terms, statements relating to the Company’s business plans, objectives and expected operating results, statements relating to potential new contracts or renewals, statements relating to the Company’s expected effective tax rate and the potential effect of tax law changes, statements relating to possible future dividends and share repurchases, and other possible future events, including potential acquisitions, and the assumptions upon which those statements are based. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. These risks include regional or national business, political, economic, competitive, social and market conditions, including various termination rights of the Company and its partners, the ability of the Company to renew existing contracts – in whole or in part, and to sign contracts with new federal, state, and local government agencies, the Company’s ability to identify and acquire suitable acquisition candidates and to successfully integrate any acquired businesses, as well as possible data security incidents. Any statements regarding our expected effective tax rate for 2018 reflect provisional amounts subject to adjustment during the one-year measurement period permitted under applicable law. You should not rely on any forward-looking statement as a prediction or guarantee about the future. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the sections titled “Risk Factors” and “Cautions About Forward-Looking Statements” of the Company’s most recent Forms 10-K and 10-Q filed with the SEC. These filings are available at the SEC's web site at www.sec.gov. Any forward-looking statements included in this release speak only as of the date of this release. Except as may be required by applicable law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

NIC INC.
CONSOLIDATED STATEMENTS OF INCOME AND FINANCIAL SUMMARY
(In thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

Revenues:	2018	2017	2018	2017
Portal revenues	$80,884	$76,434	$248,230	$232,963
Software & services revenues	6,144	8,099	18,021	20,073
Total revenues	87,028	84,533	266,251	253,036
Operating expenses:
Cost of portal revenues, exclusive of depreciation & amortization	48,224	47,377	148,577	143,326
Cost of software & services revenues, exclusive of depreciation & amortization	2,226	3,169	6,689	6,803
Selling & administrative	14,690	12,091	41,844	36,882
Depreciation & amortization	2,441	1,810	6,651	5,111
Total operating expenses	67,581	64,447	203,761	192,122
Operating income	19,447	20,086	62,490	60,914
Other income:
Interest income	153	—	212	—
Income before income taxes	19,600	20,086	62,702	60,914
Income tax provision	3,698	6,066	14,280	20,140
Net income	$15,902	$14,020	$48,422	$40,774

Basic net income per share	$0.24	$0.21	$0.72	$0.61
Diluted net income per share	$0.24	$0.21	$0.72	$0.61

Weighted average shares outstanding:
Basic	66,562	66,267	66,476	66,188
Diluted	66,598	66,267	66,507	66,188

Key Financial Metrics:
Revenue growth - outsourced portals	6%	2%	7%	4%
Same state revenue growth - outsourced portals	9%	5%	9%	5%
Recurring portal revenue as a % of total portal revenues	96%	99%	97%	98%
Gross profit % - outsourced portals	40%	38%	40%	38%
Revenue growth - software & services	(24)%	51%	(10)%	27%
Gross profit % - software & services	64%	61%	63%	66%
Selling & administrative expenses as a % of total revenues	17%	14%	16%	15%
Operating income as a % of total revenue	22%	24%	23%	24%

Portal Revenue Analysis:
IGS	$51,085	$48,089	$156,463	$144,194
DHR	25,555	25,936	79,439	79,787
Portal software development	3,006	1,134	8,615	5,157
Portal management	1,238	1,275	3,713	3,825
Total portal revenues	$80,884	$76,434	$248,230	$232,963

NIC INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value amount)
(Unaudited)

	September 30, 2018	December 31, 2017

ASSETS

Current assets:
Cash	$181,029	$160,777
Trade accounts receivable, net	98,900	103,938
Prepaid expenses & other current assets	13,861	12,843
Total current assets	293,790	277,558
Property and equipment, net	10,058	10,306
Intangible assets, net	12,149	5,214
Deferred income taxes, net	—	667
Other assets	1,916	1,986
Total assets	$317,913	$295,731

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$75,937	$88,920
Accrued expenses	23,469	26,501
Other current liabilities	3,713	3,673
Total current liabilities	103,119	119,094

Other long-term liabilities	8,922	8,395
Total liabilities	112,041	127,489

Commitments and contingencies	—	—

Stockholders' equity:
Common stock, $0.0001 par, 200,000 shares authorized, 66,567 and 66,271 shares issued and outstanding	7	7
Additional paid-in capital	116,341	111,275
Retained earnings	89,524	56,960
Total stockholders' equity	205,872	168,242
Total liabilities and stockholders' equity	$317,913	$295,731

NIC INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(In thousands)
(Unaudited)

	Common Stock		Additional Paid-in Capital	Retained Earnings
	Shares	Amount			Total
Balance, January 1, 2018	66,271	$7	$111,275	$56,960	$168,242
Net cumulative effect of adoption of accounting standard	—	—	—	208	208
Net income	—	—	—	48,422	48,422
Restricted stock vestings	260	—	—	—	—
Dividends declared	—	—	—	(16,138)	(16,138)
Dividend equivalents on unvested performance-based restricted stock awards	—	—	68	(68)	—
Dividend equivalents cancelled upon forfeiture of performance-based restricted stock awards	—	—	(140)	140	—
Shares surrendered and cancelled upon vesting of restricted stock to satisfy tax withholdings	(86)	—	(1,209)	—	(1,209)
Stock-based compensation	—	—	4,965	—	4,965
Issuance of common stock under employee stock purchase plan	122	—	1,382	—	1,382
Balance, September 30, 2018	66,567	$7	$116,341	$89,524	$205,872

NIC INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

(Unaudited)	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities:
Net income	$48,422	$40,774
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for losses on accounts receivable	350	447
Depreciation & amortization	6,651	5,111
Stock-based compensation expense	4,965	4,295
Deferred income taxes	1,043	723
Changes in operating assets and liabilities:
Decrease (increase) in trade accounts receivable, net	4,688	(1,492)
(Increase) decrease in prepaid expenses & other current assets	(1,018)	3,253
Decrease (increase) in other assets	226	(1,515)
(Decrease) in accounts payable	(12,983)	(5,907)
(Decrease) increase in accrued expenses	(3,032)	1,397
Increase in other current liabilities	92	660
Increase in other long-term liabilities	151	806
Net cash provided by operating activities	49,555	48,596

Cash flows from investing activities:
Purchases of property and equipment	(4,000)	(3,319)
Proceeds from sale of property and equipment	—	7
Asset acquisition	(3,555)	—
Capitalized software development costs	(5,783)	(2,632)
Net cash used in investing activities	(13,338)	(5,944)

Cash flows from financing activities:
Cash dividends on common stock	(16,138)	(16,043)
Proceeds from employee common stock purchases	1,382	1,330
Tax withholdings related to stock-based compensation awards	(1,209)	(2,651)
Net cash used in financing activities	(15,965)	(17,364)

Net increase in cash	20,252	25,288
Cash, beginning of period	160,777	127,009
Cash, end of period	$181,029	$152,297

Other cash flow information:
Non-cash investing activities:
Capital expenditures accrued but not yet paid	$—	$88
Cash payments:
Income taxes paid, net	$13,206	$18,490

CONTACT:
NIC Inc.
Angela Davied, 913-754-7054
adavied@egov.com